Exhibit 99.1

Yahoo Reports Fourth Quarter and Full Year 2013 Results

SUNNYVALE, Calif.--(BUSINESS WIRE)--January 28, 2014--Yahoo! Inc. (NASDAQ: YHOO) today reported results for the fourth quarter and full year ended December 31, 2013.

	Q4 2012	Q4 2013	Percent Change
GAAP revenue	$1,346 million	$1,266 million	(6)%
Revenue ex-TAC	$1,221 million	$1,200 million	(2)%
GAAP income from operations	$190 million	$174 million	(8)%
Non-GAAP income from operations	$340 million	$330 million	(3)%
GAAP net earnings per diluted share	$0.23	$0.33	40%
Non-GAAP net earnings per diluted share	$0.35	$0.46	31%

	Full Year 2012	Full Year 2013	Percent Change
GAAP revenue	$4,987 million	$4,680 million	(6)%
Revenue ex-TAC	$4,468 million	$4,426 million	(1)%
GAAP income from operations	$566 million	$590 million	4%
Non-GAAP income from operations	$1,049 million	$935 million	(11)%
GAAP net earnings per diluted share	$3.28	$1.26	(62)%
Non-GAAP net earnings per diluted share	$1.31	$1.52	16%

"I'm encouraged by Yahoo's performance in Q4 and 2013 overall. We saw continued stability in the business, and our investments allowed us to bring beautiful products to our users and establish a strong foundation for revenue growth," said Yahoo CEO Marissa Mayer. "In Q4, we launched the new Yahoo Mail, Yahoo Finance, and our new Flickr photo books, while quickening our pace of experimentation. We are extremely heartened by the year-over-year traffic increase we experienced in 2013, an early sign of return on our investments and the acquisitions we’ve made."

GAAP revenue was $1,266 million for the fourth quarter of 2013, a 6 percent decrease from the fourth quarter of 2012. Revenue excluding traffic acquisition costs (“revenue ex-TAC”) was $1,200 million for the fourth quarter of 2013, a 2 percent decrease compared to the fourth quarter of 2012. GAAP revenue was $4,680 million for the full year of 2013, a 6 percent decrease compared to the prior year. Revenue ex-TAC was $4,426 million for the full year of 2013, a 1 percent decrease compared to the prior year.

Adjusted EBITDA for the fourth quarter of 2013 was $478 million, a 6 percent decrease compared to the fourth quarter of 2012. Adjusted EBITDA was $1,564 million for the full year of 2013, an 8 percent decrease compared to the prior year.

GAAP income from operations was $174 million for the fourth quarter of 2013 (which includes a $70 million pre-tax gain from the sale of patents to an operating company), an 8 percent decrease from the fourth quarter of 2012. Non-GAAP income from operations was $330 million for the fourth quarter of 2013 compared to $340 million in the fourth quarter of 2012. GAAP income from operations was $590 million for the full year of 2013, a 4 percent increase compared to the prior year. Non-GAAP income from operations was $935 million for the full year of 2013 compared to $1,049 million for the prior year.

GAAP net earnings for the fourth quarter of 2013 was $348 million (which includes a $49 million net gain from the sale of patents), a 28 percent increase compared to $272 million in the fourth quarter of 2012. Non-GAAP net earnings for the fourth quarter of 2013 was $482 million, a 17 percent increase from the same period of 2012. GAAP net earnings for the full year of 2013 was $1,366 million, a 65 percent decrease compared to $3,945 million for the prior year (which included a net gain related to the sale of Alibaba Group shares of $2,755 million). Non-GAAP net earnings for the full year of 2013 was $1,646 million, a 4 percent increase compared to the prior year.

GAAP net earnings per diluted share was $0.33 in the fourth quarter of 2013 (which includes a net gain of $0.05 per diluted share related to the sale of patents), compared to $0.23 in the fourth quarter of 2012. Non-GAAP net earnings per diluted share was $0.46 in the fourth quarter of 2013, compared to $0.35 in the fourth quarter of 2012. GAAP net earnings per diluted share was $1.26 for the full year of 2013, compared to $3.28 for the prior year (which included a net gain of $2.29 per diluted share related to the sale of Alibaba Group shares). Non-GAAP net earnings per diluted share was $1.52 for the full year of 2013, compared to $1.31 for the prior year.

Business Highlights

  Yahoo continued to launch new products and improve existing properties in the fourth quarter, addressing the daily habits of users around the world. The Company introduced an improved and expanded Yahoo Finance experience across web, mobile and tablet, as well as a major update to Yahoo Mail. In addition, Yahoo Screen was extended to Apple TV, Flickr rolled out Photo Books, and Yahoo Weather expanded to iPad.
  During the fourth quarter, Yahoo acquired Aviate (ThumbsUp Labs), PeerCDN (Instant IO), Evntlive, Ptch, SkyPhrase, LookFlow, Bread Labs and Hitpost to strengthen its products, content offerings, core technology and talent.
  The Company continued to strengthen its content offerings by investing in world class talent. During the fourth quarter, Yahoo hired David Pogue to lead consumer tech coverage and Matt Bai as national political columnist, both formerly with the New York Times. In addition, Katie Couric joined the Company as Global Anchor in January 2014.

Fourth Quarter and Full Year 2013 Financial Highlights

Display:

  GAAP display revenue was $553 million for the fourth quarter of 2013, a 6 percent decrease compared to $591 million for the fourth quarter of 2012. GAAP display revenue was $1,950 million for the full year of 2013, a 9 percent decrease compared to $2,143 million for the prior year.
  Display revenue ex-TAC was $491 million for the fourth quarter of 2013, a 6 percent decrease compared to $520 million for the fourth quarter of 2012. Display revenue ex-TAC was $1,737 million for the full year of 2013, a 9 percent decrease compared to $1,899 million for the prior year.
  The Number of Ads Sold (excluding Korea) increased approximately 3 percent compared to the fourth quarter of 2012.
  Price-per-Ad (excluding Korea) decreased approximately 7 percent compared to the fourth quarter of 2012.

Search:

  GAAP search revenue was $464 million for the fourth quarter of 2013, a 4 percent decrease compared to $482 million for the fourth quarter of 2012. GAAP search revenue was $1,742 million for the full year of 2013, an 8 percent decrease compared to $1,886 million for the prior year.
  Search revenue ex-TAC was $461 million for the fourth quarter of 2013, an 8 percent increase compared to $427 million for the fourth quarter of 2012. Search revenue ex-TAC was $1,699 million for the full year of 2013, a 6 percent increase compared to $1,611 million for the prior year.
  Paid Clicks (excluding Korea) increased approximately 17 percent compared to the fourth quarter of 2012.
  Price-per-Click (excluding Korea) decreased approximately 3 percent compared to the fourth quarter of 2012.

Cash Balance:

  Cash, cash equivalents, and investments in marketable securities were $5 billion as of December 31, 2013 compared to $6 billion as of December 31, 2012, a decrease of $1 billion.
  During the fourth quarter of 2013, Yahoo repurchased 6 million shares for $231 million and used a net $60 million for acquisitions. During the year ended December 31, 2013, Yahoo repurchased 129 million shares for $3.3 billion and used a net $1.2 billion for acquisitions.
  During the fourth quarter of 2013, Yahoo received net proceeds of $1.3 billion, which is net of the call spread, from the issuance of 0.00% Convertible Senior Notes due 2018 and net proceeds of $295 million from the settlement of derivative hedge contracts.

“In 2013, we improved our capital structure by raising $1.3 billion of convertible debt, net of the call spread, at attractive rates and further strengthened our balance sheet by generating $786 million in free cash flow and realizing $304 million through Japanese Yen hedges,” said Ken Goldman, CFO of Yahoo.  “We continue to return capital to shareholders as we repurchased 129 million shares at an average cost of $25.95 per share for a total of $3.3 billion during the year and increased our share buyback authorization by $5 billion."

Live Stream

Yahoo will live stream a video broadcast of the Company's fourth quarter and full year 2013 financial results at 2 p.m. Pacific Time/5 p.m. Eastern Time today. The live stream will be broadcast from Yahoo’s Sunnyvale studio and will be available exclusively on Yahoo Finance at finance.yahoo.com. The Company will provide its business outlook for the first quarter during the presentation. Supplemental financial information can be accessed through the Company’s Investor Relations website at investor.yahoo.net. The video will be archived after the event at investor.yahoo.net and will be available for 90 days following the broadcast.

Non-GAAP Financial Measures

This press release and its attachments include the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (“SEC”): revenue ex-TAC; adjusted EBITDA; non-GAAP income from operations; non-GAAP net earnings; non-GAAP net earnings per share - diluted; and free cash flow.

Revenue ex-TAC is GAAP revenue less traffic acquisition costs. Adjusted EBITDA, non-GAAP income from operations, non-GAAP net earnings and non-GAAP net earnings per share - diluted, exclude from the most comparable GAAP financial measures certain gains, losses, and expenses that we do not believe are indicative of ongoing results, and exclude stock-based compensation expense. Adjusted EBITDA also excludes taxes, depreciation, amortization of intangible assets, other income, net (which includes interest), earnings in equity interests, and net income attributable to noncontrolling interests. Free cash flow is GAAP net cash provided by operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees.

These measures may be different than non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). Explanations of the Company’s non-GAAP financial measures and reconciliations of these financial measures to the GAAP financial measures the Company considers most comparable are included in the accompanying “Note to Unaudited Condensed Consolidated Financial Statements,” “Supplemental Financial Data and GAAP to Non-GAAP Reconciliations,” and “GAAP to Non-GAAP Reconciliations.”

About Yahoo

Yahoo is focused on making the world's daily habits inspiring and entertaining. By creating highly personalized experiences for our users, we keep people connected to what matters most to them, across devices and around the world. In turn, we create value for advertisers by connecting them with the audiences that build their businesses. Yahoo is headquartered in Sunnyvale, California, and has offices located throughout the Americas, Asia Pacific (APAC) and the Europe, Middle East and Africa (EMEA) regions. For more information, visit the pressroom (pressroom.yahoo.net) or the Company's blog (yahoo.tumblr.com).

“Affiliates” refers to the third-party entities that have integrated Yahoo’s advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”).

“Alibaba Group” means Alibaba Group Holding Limited.

“Net earnings” means net income attributable to Yahoo! Inc., and “net earnings per diluted share” means net income attributable to Yahoo! Inc. common stockholders per share – diluted.

“Number of Ads Sold” is defined as the total number of display ad impressions for paying advertisers on Yahoo Properties.

“Paid Clicks” are defined as the total number of times an end-user clicks on a sponsored search listing on Yahoo Properties and Affiliate sites.

“Price-per-Ad” is defined as display revenue from Yahoo Properties divided by our Number of Ads Sold.

“Price-per-Click” is defined as search revenue divided by our Paid Clicks.

We periodically review and refine our methodologies for monitoring, gathering, and counting Number of Ads Sold and Paid Clicks, and for calculating Price-per-Ad and Price-per-Click.

Additional information about how “Number of Ads Sold,” “Paid Clicks,” “Price-per-Ad,” and “Price-per-Click” are defined and calculated is included under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which is on file with the SEC and available on the SEC's website at www.sec.gov. Due to the closure of the Korea business in the fourth quarter of 2012, “Number of Ads Sold”, “Paid Clicks”, “Price-per-Ad”, and “Price-per-Click,” as presented above, exclude the Korea market for all periods.

“Search Agreement” refers to the Search and Advertising Services and Sales Agreement between Yahoo and Microsoft Corporation, as amended.

“TAC” refers to traffic acquisition costs. TAC consists of payments to Affiliates and payments made to companies that direct consumer and business traffic to Yahoo Properties.

“Yahoo Properties” refers to the online properties and services that Yahoo provides to users.

This press release contains forward-looking statements concerning Yahoo's expected financial performance and Yahoo's strategic and operational plans (including, without limitation, the quotations from management). Risks and uncertainties may cause actual results to differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, acceptance by users of new products and services (including, without limitation, products and services for mobile devices and alternative platforms); Yahoo's ability to compete with new or existing competitors; reduction in spending by, or loss of, advertising customers; risks associated with the Search Agreement with Microsoft Corporation; risks related to Yahoo’s regulatory environment; Yahoo’s ability to protect its intellectual property and the value of its brands; adverse results in litigation; security breaches; interruptions or delays in the provision of Yahoo’s services; risks related to Yahoo's international operations; risks related to joint ventures and the integration of acquisitions; dependence on third parties for technology, services, content, and distribution; and general economic conditions. All information set forth in this press release and its attachments is as of January 28, 2014. Yahoo does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances. More information about potential factors that could affect the Company's business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, as amended, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which are on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo’s Annual Report on Form 10-K for the year ended December 31, 2013, which will be filed with the SEC in the first quarter of 2014.

Yahoo!, Flickr, Aviate, PeerCDN, Evntlive, Ptch, SkyPhrase, LookFlow, Bread Labs and Hitpost, and the Yahoo logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Yahoo! Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2012	2013

ASSETS
Current assets:
Cash and cash equivalents	$2,667,778	$2,077,590
Short-term marketable securities	1,516,175	1,330,304
Accounts receivable, net	1,008,448	979,559
Prepaid expenses and other current assets	460,312	638,404
Total current assets	5,652,713	5,025,857

Long-term marketable securities	1,838,425	1,589,500
Alibaba Group Preference Shares	816,261	-
Property and equipment, net	1,685,845	1,488,518
Goodwill	3,826,749	4,679,648
Intangible assets, net	153,973	417,808
Other long-term assets	289,130	177,281
Investments in equity interests	2,840,157	3,426,347

Total assets	$17,103,253	$16,804,959

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$184,831	$138,031
Accrued expenses and other current liabilities	808,475	907,782
Deferred revenue	296,926	294,499
Total current liabilities	1,290,232	1,340,312

Convertible debt	-	1,110,585
Long-term deferred revenue	407,560	258,904
Capital lease and other long-term liabilities	124,587	116,605
Deferred and other long-term tax liabilities, net	675,271	847,956
Total liabilities	2,497,650	3,674,362

Total Yahoo! Inc. stockholders' equity	14,560,200	13,074,909
Noncontrolling interests	45,403	55,688
Total equity	14,605,603	13,130,597

Total liabilities and equity	$17,103,253	$16,804,959

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2013	2012	2013

Revenue	$1,345,807	$1,265,795	$4,986,566	$4,680,380

Operating expenses:
Cost of revenue - Traffic acquisition costs	124,961	65,594	518,906	254,442
Cost of revenue - Other	287,147	273,906	1,101,660	1,094,938
Sales and marketing	274,122	311,501	1,101,572	1,130,820
Product development	240,417	275,265	885,824	1,008,487
General and administrative	144,610	149,791	540,247	569,555
Amortization of intangibles	7,926	14,139	35,819	44,841
Gain on sale of patents	-	(70,000)	-	(79,950)
Goodwill impairment charge	-	63,555	-	63,555
Restructuring charges, net	76,634	7,826	236,170	3,766
Total operating expenses	1,155,817	1,091,577	4,420,198	4,090,454

Income from operations	189,990	174,218	566,368	589,926

Other income, net	17,730	(2,691)	4,647,839	43,357

Income before income taxes and earnings in equity interests	207,720	171,527	5,214,207	633,283

Provision for income taxes	(83,007)	(41,498)	(1,940,043)	(153,392)
Earnings in equity interests	148,939	221,641	676,438	896,675

Net income	273,652	351,670	3,950,602	1,376,566

Less: Net income attributable to noncontrolling interests	(1,385)	(3,480)	(5,123)	(10,285)

Net income attributable to Yahoo! Inc.	$272,267	$348,190	$3,945,479	$1,366,281

Net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)	$0.23	$0.33	$3.28	$1.26

Shares used in per share calculation - diluted	1,168,336	1,038,754	1,202,906	1,070,811

Stock-based compensation expense by function:
Cost of revenue - Other	$2,207	$6,330	$10,078	$15,545
Sales and marketing	22,161	32,857	82,115	101,852
Product development	19,955	25,894	74,284	83,396
General and administrative	13,139	19,672	57,888	77,427
Restructuring expense reversals, net	-	-	(3,429)	-

Supplemental Financial Data:
Revenue ex-TAC	$1,220,846	$1,200,201	$4,467,660	$4,425,938
Adjusted EBITDA	$508,912	$478,333	$1,698,727	$1,564,245
Free cash flow(2)(3)	$(2,044,502)	$256,120	$(834,865)	$786,465

(1)	The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's diluted earnings per share by $0.01 for the three months ended December 31, 2013 and $0.02 for the year ended December 31, 2013.
(2)	The year ended December 31, 2012 includes a payment of $550 million from Alibaba Group related to a technology and intellectual property license agreement.
(3)	The three months and year ended December 31, 2012 include a cash tax payment of $2.3 billion which is related to the sale of Alibaba Group shares.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2013	2012	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$273,652	$351,670	$3,950,602	$1,376,566
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	148,213	119,839	549,235	532,485
Amortization of intangible assets	21,279	28,153	105,366	96,518
Accretion of convertible debt discount	-	4,846	-	4,846
Stock-based compensation expense, net	57,462	84,753	220,936	278,220
Non-cash goodwill impairment charge	-	63,555	-	63,555
Non-cash restructuring charges	69,434	-	109,896	547
Dividend income related to Alibaba Group Preference Shares	(20,000)	-	(20,000)	(35,726)
Tax (detriments) benefits from stock-based awards	(21,969)	15,167	(31,440)	49,061
Excess tax benefits from stock-based awards	(5,093)	(17,214)	(35,844)	(64,407)
Deferred income taxes	121,968	(9,321)	(769,320)	(84,302)
Earnings in equity interests	(148,939)	(221,641)	(676,438)	(896,675)
Dividends received from equity investees	-	-	83,648	135,058
Gain related to sale of Alibaba Group shares	-	-	(4,603,322)	-
Gain from the sale of patents	-	(70,000)	-	(79,950)
Gain from sale of investments, assets, and other, net	6,468	2,403	(11,840)	22,397
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(52,190)	(135,260)	34,752	26,199
Prepaid expenses and other	37,470	35,189	78,529	27,401
Accounts payable	35,204	46,579	12,747	(7,764)
Accrued expenses and other liabilities	(2,373,163)	84,853	255,799	(98,853)
Deferred revenue	(49,671)	(35,844)	465,140	(149,929)
Net cash (used in) provided by operating activities (2)(3)	(1,899,875)	347,727	(281,554)	1,195,247

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(149,720)	(108,821)	(505,507)	(338,131)
Purchases of marketable securities	(1,681,467)	(975,888)	(3,520,327)	(3,223,190)
Proceeds from sales of marketable securities	56,968	229,286	741,947	2,871,834
Proceeds from maturities of marketable securities	130,750	191,350	381,403	748,915
Proceeds related to sale of Alibaba shares, net	-	-	6,247,728	-
Proceeds related to the redemption of Alibaba Group Preference Shares	-	-	-	800,000
Purchases of intangible assets	(711)	(210)	(3,799)	(2,500)
Proceeds from the sale of investments	-	181	26,132	181
Proceeds from the settlement of derivative hedge contracts	17,898	306,207	17,898	312,266
Payments for the settlement of derivative hedge contracts	(11,141)	(11,051)	(11,141)	(22,708)
Proceeds from the sale of patents	-	70,000	-	79,950
Acquisitions, net of cash acquired	(5,716)	(60,315)	(5,716)	(1,247,544)
Other investing activities, net	2,847	13,103	(6,574)	(2,294)
Net cash (used in) provided by investing activities	(1,640,292)	(346,158)	3,362,044	(23,221)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net	101,951	149,850	218,371	353,267
Repurchases of common stock	(1,451,462)	(231,278)	(2,167,841)	(3,344,396)
Proceeds from issuance of convertible debt, net	-	1,412,344	-	1,412,344
Payments for convertible note hedges	-	(205,706)	-	(205,706)
Proceeds from the issuance of warrants	-	124,775	-	124,775
Excess tax benefits from stock-based awards	5,093	17,214	35,844	64,407
Tax withholdings related to net share settlements of restricted stock awards and restricted stock units	(12,842)	(33,638)	(60,939)	(139,815)
Proceeds from credit facility	-	-	-	150,000
Repayment of credit facility	-	150	-	(150,000)
Other financing activities, net	(1,373)	(3,047)	(4,892)	(8,760)
Net cash (used in) provided by financing activities	(1,358,633)	1,230,664	(1,979,457)	(1,743,884)

Effect of exchange rate changes on cash and cash equivalents	6,178	2,929	4,355	(18,330)

Net change in cash and cash equivalents	(4,892,622)	1,235,162	1,105,388	(590,188)
Cash and cash equivalents, beginning of period	7,560,400	842,428	1,562,390	2,667,778

Cash and cash equivalents, end of period	$2,667,778	$2,077,590	$2,667,778	$2,077,590

(2)	The year ended December 31, 2012 includes a payment of $550 million from Alibaba Group related to a technology and intellectual property license agreement.
(3)	The three months and year ended December 31, 2012 include a cash tax payment of $2.3 billion which is related to the sale of Alibaba Group shares.

Yahoo! Inc.

Note to Unaudited Condensed Consolidated Financial Statements

This press release and its attachments include the non-GAAP financial measures of revenue excluding traffic acquisition costs (“revenue ex-TAC”); adjusted EBITDA; non-GAAP income from operations; non-GAAP net earnings; non-GAAP net earnings per diluted share; and free cash flow, which are reconciled to revenue; net income attributable to Yahoo! Inc. (in the case of adjusted EBITDA and non-GAAP net earnings); income from operations; net income attributable to Yahoo! Inc. common stockholders per share – diluted; and net cash provided by operating activities, which we believe are the most comparable GAAP measures. We use these non-GAAP financial measures for internal managerial purposes and to facilitate period-to-period comparisons. We describe limitations specific to each non-GAAP financial measure below. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Further, management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, revenue, net income attributable to Yahoo! Inc., income from operations, net income attributable to Yahoo! Inc. common stockholders per share – diluted, and net cash provided by operating activities calculated in accordance with GAAP.

Revenue ex-TAC is a non-GAAP financial measure defined as GAAP revenue less TAC. TAC consists of payments made to third-party entities that have integrated our advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”) and payments made to companies that direct consumer and business traffic to Yahoo’s online properties and services (“Yahoo Properties”). Based on the terms of the Search Agreement with Microsoft, Microsoft retains a revenue share of 12 percent of the net (after TAC) search revenue generated on Yahoo Properties and Affiliate sites in transitioned markets. Yahoo reports the net revenue it receives under the Search Agreement as revenue and no longer presents the associated TAC. Accordingly, for transitioned markets Yahoo reports GAAP revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. For markets that have not yet transitioned, revenue continues to be recorded on a gross basis, and TAC is recorded as a part of operating expenses. We present revenue ex-TAC to provide investors a metric used by the Company for evaluation and decision-making purposes during the Microsoft transition and to provide investors with comparable revenue numbers when comparing periods preceding, during and following the transition period. A limitation of revenue ex-TAC is that it is a measure which we have defined for internal and investor purposes that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry who have similar business arrangements but address the impact of TAC differently. Management compensates for these limitations by also relying on the comparable GAAP financial measures of revenue and total operating expenses, which includes TAC in non-transitioned markets.

Adjusted EBITDA is defined as net income attributable to Yahoo! Inc. before taxes, depreciation, amortization of intangible assets, stock-based compensation expense, other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and other gains, losses, and expenses that we do not believe are indicative of our ongoing results. Yahoo presents adjusted EBITDA because the exclusion of certain gains, losses, and expenses facilitates comparisons of the operating performance of our Company on a period to period basis. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for results reported under GAAP. These limitations include: adjusted EBITDA does not reflect tax payments and such payments reflect a reduction in cash available to us; adjusted EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses; adjusted EBITDA does not include stock-based compensation expense related to the Company’s workforce; adjusted EBITDA also excludes other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and other gains, losses, and expenses that we do not believe are indicative of our ongoing results, and these items may represent a reduction or increase in cash available to us; and adjusted EBITDA is a measure that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry. Management compensates for these limitations by also relying on the comparable GAAP financial measure of net income attributable to Yahoo! Inc., which includes taxes, depreciation, amortization, stock-based compensation expense, other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and the other gains, losses and expenses that are excluded from adjusted EBITDA.

Non-GAAP income from operations is defined as income from operations excluding certain gains, losses, and expenses that we do not believe are indicative of our ongoing operating results and further adjusted to exclude stock-based compensation expense. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand the impact of stock-based compensation expense on income from operations. We consider non-GAAP income from operations to be a profitability measure which facilitates the forecasting of our operating results for future periods and allows for the comparison of our results to historical periods. A limitation of non-GAAP income from operations is that it does not include all items that impact our income from operations for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measure of income from operations which includes the gains, losses, and expenses that are excluded from non-GAAP income from operations.

Non-GAAP net earnings is defined as net income attributable to Yahoo! Inc. excluding certain gains, losses, expenses, and their related tax effects that we do not believe are indicative of our ongoing results and further adjusted to exclude stock-based compensation expense and its related tax effects. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand the impact of stock-based compensation expense on net income and net income per share. We consider non-GAAP net earnings and non-GAAP net earnings per diluted share to be profitability measures which facilitate the forecasting of our results for future periods and allow for the comparison of our results to historical periods. A limitation of non-GAAP net earnings and non-GAAP net earnings per diluted share is that they do not include all items that impact our net income and net income per diluted share for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measures of net income attributable to Yahoo! Inc. and net income attributable to Yahoo! Inc. common stockholders per share - diluted, both of which include the gains, losses, expenses and related tax effects that are excluded from non-GAAP net earnings and non-GAAP net earnings per diluted share.

Free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees. We consider free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by the business after the acquisition of property and equipment, which can then be used for strategic opportunities including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for this limitation by also relying on the net change in cash and cash equivalents as presented in the Company’s unaudited condensed consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

Yahoo! Inc.
Supplemental Financial Data and GAAP to Non-GAAP Reconciliations
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2013	2012	2013
Revenue for groups of similar services:
Display	$590,627	$553,085	$2,142,818	$1,949,830
Search	481,957	463,710	1,885,860	1,741,791
Other	273,223	249,000	957,888	988,759
Total revenue	$1,345,807	$1,265,795	$4,986,566	$4,680,380

Revenue excluding traffic acquisition costs ("revenue ex-TAC") for groups of similar services:
GAAP display revenue	$590,627	$553,085	$2,142,818	$1,949,830
TAC associated with display revenue	(70,218)	(62,388)	(243,557)	(212,662)
Display revenue ex-TAC	$520,409	$490,697	$1,899,261	$1,737,168

GAAP search revenue	$481,957	$463,710	$1,885,860	$1,741,791
TAC associated with search revenue for non-transitioned markets	(54,743)	(2,345)	(275,349)	(42,433)
Search revenue ex-TAC	$427,214	$461,365	$1,610,511	$1,699,358

Other GAAP revenue	$273,223	$249,000	$957,888	$988,759
TAC associated with other GAAP revenue	-	(861)	-	653
Other revenue ex-TAC	$273,223	$248,139	$957,888	$989,412

Revenue ex-TAC:
GAAP revenue	$1,345,807	$1,265,795	$4,986,566	$4,680,380
TAC	(124,961)	(65,594)	(518,906)	(254,442)
Revenue ex-TAC	$1,220,846	$1,200,201	$4,467,660	$4,425,938

Revenue ex-TAC by segment:
Americas:
GAAP revenue	$960,118	$959,835	$3,461,633	$3,481,502
TAC	(52,357)	(47,897)	(182,511)	(158,974)
Revenue ex-TAC	$907,761	$911,938	$3,279,122	$3,322,528

EMEA:
GAAP revenue	$113,527	$103,819	$472,061	$385,186
TAC	(16,982)	(10,078)	(114,230)	(42,915)
Revenue ex-TAC	$96,545	$93,741	$357,831	$342,271

Asia Pacific:
GAAP revenue	$272,162	$202,141	$1,052,872	$813,692
TAC	(55,622)	(7,619)	(222,165)	(52,553)
Revenue ex-TAC	$216,540	$194,522	$830,707	$761,139

Total revenue ex-TAC	$1,220,846	$1,200,201	$4,467,660	$4,425,938

Direct costs by segment (4):
Americas	$183,236	$187,884	$733,316	$701,561
EMEA	41,325	45,646	161,990	165,412
Asia Pacific	60,046	45,921	224,114	198,185
Global operating costs (5)	443,384	442,417	1,672,070	1,796,535
Restructuring charges, net	76,634	7,826	236,170	3,766
Depreciation and amortization	168,769	147,981	649,267	628,778
Goodwill impairment charge	-	63,555	-	63,555
Stock-based compensation expense	57,462	84,753	224,365	278,220
Income from operations	$189,990	$174,218	$566,368	$589,926

Reconciliation of net income attributable to Yahoo! Inc. to adjusted EBITDA:
Net income attributable to Yahoo! Inc.	$272,267	$348,190	$3,945,479	$1,366,281
Costs associated with the Korea business and its closure (6)	99,485	-	99,485	-
Deal-related costs related to the sale of Alibaba shares	-	-	6,500	-
Depreciation and amortization	168,769	147,981	649,267	628,778
Goodwill impairment charge	-	63,555	-	63,555
Stock-based compensation expense	57,462	84,753	224,365	278,220
Restructuring charges, net (6)	(6,794)	7,826	152,742	3,766
Other income, net	(17,730)	2,691	(4,647,839)	(43,357)
Provision for income taxes	83,007	41,498	1,940,043	153,392
Earnings in equity interests	(148,939)	(221,641)	(676,438)	(896,675)
Net income attributable to noncontrolling interests	1,385	3,480	5,123	10,285
Adjusted EBITDA	$508,912	$478,333	$1,698,727	$1,564,245

Reconciliation of net cash provided by (used in) operating activities to free cash flow:
Net cash provided by (used in) operating activities	$(1,899,875)	$347,727	$(281,554)	$1,195,247
Acquisition of property and equipment, net	(149,720)	(108,821)	(505,507)	(338,131)
Dividends received from equity investees	-	-	(83,648)	(135,058)
Excess tax benefits from stock-based awards	5,093	17,214	35,844	64,407
Free cash flow (2)(3)	$(2,044,502)	$256,120	$(834,865)	$786,465

(2)	The year ended December 31, 2012 includes a payment of $550 million from Alibaba Group related to a technology and intellectual property license agreement.
(3)	The three months and year ended December 31, 2012 include a cash tax payment of $2.3 billion which is related to the sale of Alibaba Group shares.
(4)	Direct costs for each segment include cost of revenue (excluding TAC) and other operating expenses that are directly attributable to the segment such as employee compensation expense (excluding stock-based compensation expense), local sales and marketing expenses, and facilities expenses.
(5)	Global operating costs include product development, service engineering and operations, general and administrative, and other corporate expenses that are managed on a global basis and that are not directly attributable to any particular segment.
(6)	For the three months and year ended December 31, 2012, costs associated with the Korea business and its closure include $83 million of restructuring charges.

Yahoo! Inc.
GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)

		Three Months Ended
		December 31,
		2012	2013

GAAP Income from operations		$189,990	$174,218

(a)	Costs associated with the Korea business and its closure	99,485	-

(b)	Restructuring charges, net (7)	(6,794)	7,826

(c)	Stock-based compensation	57,462	84,753

(d)	Goodwill impairment charge	-	63,555

Non-GAAP Income from operations (8)		$340,143	$330,352

GAAP Net income attributable to Yahoo! Inc.		$272,267	$348,190

(a)	Costs associated with the Korea business and its closure	99,485	-

(b)	Restructuring charges, net (7)	(6,794)	7,826

(c)	Stock-based compensation	57,462	84,753

(d)	Goodwill impairment charge	-	63,555

(e)	To adjust the provision for income taxes to exclude the tax impact of items (a) through (d) above for the three months ended December 31, 2012 and 2013	(9,100)	(22,389)

Non-GAAP net earnings (9)		$413,320	$481,935

GAAP net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)		$0.23	$0.33

Non-GAAP net earnings per share - diluted (9)		$0.35	$0.46

Shares used in per share calculation - diluted		1,168,336	1,038,754

		Year Ended
		December 31,
		2012	2013

GAAP income from operations		$566,368	$589,926

(a)	Costs associated with the Korea business and its closure	99,485	-

(b)	Restructuring charges, net (7)	152,742	3,766

(c)	Stock-based compensation	224,365	278,220

(d)	Deal-related costs related to the sale of Alibaba shares	6,500	-

(e)	Goodwill impairment charge	-	63,555

Non-GAAP income from operations (8)		$1,049,460	$935,467

GAAP net income attributable to Yahoo! Inc.		$3,945,479	$1,366,281

(a)	Costs associated with the Korea business and its closure	99,485	-

(b)	Restructuring charges, net (7)	152,742	3,766

(c)	Stock-based compensation	224,365	278,220

(d)	Deal-related costs related to the sale of Alibaba shares	6,500	-

(e)	Gain related to sale of Alibaba shares	(4,603,322)	-

(f)	Goodwill impairment charge	-	63,555

(g)	To adjust the provision for income taxes to exclude the tax impact of items (a) through (f) above for the year ended December 31, 2012 and 2013	1,754,336	(65,384)

Non-GAAP net earnings (9)		$1,579,585	$1,646,438

GAAP net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)		$3.28	$1.26

Non-GAAP net earnings per share - diluted (9)(10)		$1.31	$1.52

Shares used in per share calculation - diluted		1,202,906	1,070,811

(1)	The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's diluted earnings per share by $0.01 for the three months ended December 31, 2013 and $0.02 for the year ended December 31, 2013.
(7)	For the three months and year ended December 31, 2012, this amount excludes the restructuring charges related to the Korea business and its closure of $83 million, which is included in item (a) above.
(8)	Commencing in 2013, non-GAAP income from operations excludes stock-based compensation expense. Prior period amounts have been revised to conform to the current presentation.
(9)	Commencing in 2013, non-GAAP net earnings and non-GAAP net earnings per share - diluted exclude stock-based compensation expense and its related tax effects. Prior period amounts have been revised to conform to the current presentation.
(10)	The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's non-GAAP diluted earnings per share by $0.02 for the year ended December 31, 2013.

CONTACTS:
Yahoo! Inc.
Media Relations Contact:
Sarah Meron, 408-349-4040
media@yahoo-inc.com
or
Investor Relations Contact:
Joon Huh, 408-349-3382
investorrelations@yahoo-inc.com